Exhibit 99.1

Civista Bancshares announces retirement of General Counsel James. E. McGookey

Sandusky, OH December 24, 2018 — Civista Bancshares, Inc. (“Civista”) (NASDAQ: CIVB) announced that Senior Vice President, General Counsel and Corporate Secretary James E. McGookey will retire on December 31, 2018. “Jim’s insight and guidance the past 16 years has been instrumental in Civista’s continued growth,” said Dennis G. Shaffer, CEO and President of Civista Bancshares, Inc. “In preparation for Jim’s retirement, Lance A. Morrison joined Civista as Senior Vice President this fall and will assume the position of General Counsel for both Civista and Civista Bank (“Bank”) upon Jim’s retirement.”

McGookey has served as Senior Vice President, General Counsel and Corporate Secretary since 2002. He was named Executive Vice President of Civista Bank in 2013 and was previously Senior Vice President and General Counsel from 2002 – 2013. Prior to joining the bank in 2002, he was a law partner in Buckingham, Lucal, McGookey & Zeiher Co., L.P.A. where he represented Civista from 2000 to 2002.

Morrison comes to Civista with over 25 years of practicing law including five years as General Counsel in the banking industry and as a judge advocate with the U.S. Naval Academy. He earned his undergraduate and law degrees from The Ohio State University.

About Civista Bancshares, Inc.

Civista Bancshares, Inc. is a $2.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 38 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Learn more about the Corporation at www.civb.com.

The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB.” The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP.”

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121